                                                   SCHEDULE 14A
                                                  (Rule 14a-101)

                                      INFORMATION REQUIRED IN PROXY STATEMENT

                                             SCHEDULE 14A INFORMATION
                            Proxy Statement pursuant to Section 14(a) of the Securities
                                               Exchange Act of 1934

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/  /   Preliminary Proxy Statement                                 /  / Confidential, For Use of the Commission
/  /   Definitive Proxy Statement                                       Only (as permitted by Rule 14a-6(e)(2))
/X /   Definitive Additional Materials
/ /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                                Perini Corporation
                                 (Name of Registrant as Specified In Its Charter)

                     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Perini Corporation
73 Mt. Wayte Avenue
Framingham, Massachusetts 01701

SUPPLEMENT DATED MAY 10, 2001
TO PROXY STATEMENT
DATED APRIL 18, 2001

     This is a supplement to the proxy statement dated April 18, 2001 previously mailed to you in connection with the Annual Meeting of Stockholders of Perini Corporation to be held at the Crowne Plaza, Hawthorne Ballroom, 1360 Worcester Road (Route 9 East), Natick, Massachusetts, on Thursday, May 17, 2001, at 9:00 a.m., local time. This supplement contains new information not contained in the proxy statement. Capitalized terms used herein have the same meaning as when used in the proxy statement.

     Perini will convene the Annual Meeting on May 17, 2001 with management’s presentation, as originally scheduled. However, Perini will adjourn the Annual Meeting and keep the polls open until 10:00 a.m., local time, Thursday, May 31, 2001 with respect to all of the proposals to be considered by the holders of the Common Stock and Preferred Stock in order to give such holders additional time to consider the information contained in this supplement.

     As a result of a recently filed lawsuit, two of the Preferred Stock nominees for Preferred Director and the three Common Stock nominees for Class II Director are parties to litigation involving the Company. As described below, the lawsuit challenges certain transactions relating to the exchange of Common Stock for then-existing Series B Preferred Stock which were recommended by a Special Committee of independent Directors and by the Board of Directors and ultimately approved at a special meeting of the stockholders held on March 29, 2000.

The Litigation

     On May 3, 2001 the Company was served with a Complaint entitled Frederick Doppelt, Arthur I Caplan and Michael Miller v. Perini Corporation, Ronald N. Tutor, Robert Band, Christopher H. Lee, Marshall M. Criser, Arthur J. Fox, Jr., Michael R. Klein, Richard J. Boushka, Peter Arkley, Robert A. Kennedy, Jane E. Newman, Douglas J. McCarron, Nancy Hawthorne, Raymond R. Oneglia, Albert A. Dorman and John J. McHale, Supreme Court of the State of New York, County of New York, Civil Action No. 602156/01. Each plaintiff is a holder of the Company's Preferred Stock, and two of the plaintiffs, Messrs. Doppelt and Caplan, are current Directors of the Company and nominees for Preferred Director. Plaintiffs purport to bring the action individually and on behalf of the entire class of holders of the Preferred Stock.

     Plaintiffs have asserted claims for breach of contract, breach of fiduciary duty, fraud and negligent misrepresentation. Plaintiffs principally allege that the Company and its Directors improperly authorized the exchange of Series B Preferred Stock for Common Stock without first paying all accrued dividends on the Preferred Stock. More specifically, plaintiffs allege that the Company and its Directors violated the terms of the Preferred Stock when, in March 2000, the Company authorized the exchange of Series B Preferred Stock for Common Stock. Plaintiffs further allege that the Company and its

Directors issued a false and misleading prospectus in 1987 relating to the issuance of the Preferred Stock. Plaintiffs seek payment of accrued dividends in the amount of approximately $11.7 million and unspecified punitive and exemplary damages. The Company believes that the claims are without merit and intends to vigorously defend the actions of the Company and its Directors.

General Information

     You should have received the proxy statement dated April 18, 2001 accompanied by a white proxy card or a blue instruction card in connection with the Annual Meeting of Stockholders. With this supplement we are providing you with a new white proxy card or a blue instruction card. If you have already submitted your proxy card or instruction card and would like to change or revoke your vote, you may do so in one of the following three ways:

  you can send a written notice of revocation to the Secretary of Perini stating that you would like to revoke your proxy or instruction; or

  you can complete and submit a new proxy card or instruction card by following the instructions on the proxy card or instruction card; or

  you can attend the Annual Meeting and vote in person.

     If you have already submitted a proxy card or instruction card and you take none of the above actions, your vote is still valid and will be voted as indicated.

     New proxy cards, instruction cards or written notices of revocation must be received by Perini no later than the time and date of closing of the polls. Perini will adjourn the Annual Meeting and keep the polls open until 10:00 a.m., local time, Thursday, May 31, 2001 with respect to all of the proposals to be considered by the holders of the Common Stock and Preferred Stock in order to give such holders additional time to consider the information contained in this supplement.

     If your shares are held in “street name” by your broker and you have already instructed your broker to vote your shares, then you must follow directions received from your broker to change your vote.

                                                                                                      By order of the Board of Directors,
                                                                                                      Dennis M. Ryan, Secretary

Framingham, Massachusetts
May 10, 2001